                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  JULY 27, 2001
                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                                EPIC RESORTS, LLC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   ----------

         DELAWARE                       333-61433                 232888968
(STATE OR OTHER JURISDICTION     (COMMISSION FILE NUMBER)    (I.R.S. EMPLOYER
     of Incorporation)                                       Identification No.)

                          1150 FIRST AVENUE, SUITE 900
                       KING OF PRUSSIA, PENNSYLVANIA 19406
               (Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: 610-992-0100

================================================================================

     5.   OTHER EVENTS

     In September 1998, Epic Resorts, LLC entered into a $75 million vacation ownership loan participation facility with a prominent financial institution. Since January of 2001, the Company has been working under multiple extensions of that agreement. This funding source was the major, though not the sole, source of cash to fund the day-to-day operations of the Company. Recently, that facility was unilaterally terminated by the lender.

     The abrupt loss of cash flow caused Epic to suspend its regular interest payment to its corporate bondholders. As a result, a portion of its bondholders filed a bankruptcy petition against Epic Resorts, LLC and an affiliate Epic Capital Corp., under Title 11, Section 303 of the United States Code. The Title 11 cases are pending in the United States Bankruptcy Court for the District of Delaware and are identified as case numbers 01-2458 and 01-2459. As a result of the filing, all claims and proceedings against Epic are automatically stayed under Title 11, Section 362 of the United States Code.

     Epic's management is diligently working to restore its timeshare receivables lending facility. No enterprise, however, can function on its cash reserves alone. Consequently, certain operations of the Company have been curtailed or suspended. Our resorts remain open to serve our customers. In the meantime, Epic is exploring strategic alternatives, including other bankruptcy reorganization measures under Title 11 for itself and its affiliates to continue its business in either its present or modified form.


/s/ Scott J. Egelkamp                   7/27/01
-----------------------------------------------
Scott J. Egelkamp                       Date
Treasurer & Chief Financial Officer